                                                                    EXHIBIT 99.1

                            STOCK PURCHASE AGREEMENT

                                    regarding


                          PEARL MEYER & PARTNERS, INC.


                                  by and among


                               CLARK/BARDES, INC.
                           CLARK/BARDES HOLDINGS, INC.
                                  as Purchasers


                                       and


                                   PEARL MEYER
                                 DIANE D. POSNAK
                                 STEVEN E. HALL
                                RHODA G. EDELMAN
                               CLAUDE E. JOHNSTON
                                DAVID N. SWINFORD
                                 as Stockholders



                            Dated as of June 21, 2000

                                TABLE OF CONTENTS


                                                                               Page
ARTICLE 1  PURCHASE AND SALE ................................................    1
           1.1   Purchase and Sale of Shares ................................    1
           1.2   Section 338(h)(10) Election ................................    1
           1.3   Assets Upon Sale ...........................................    2
           1.4   Excluded Assets ............................................    4
           1.5   Liabilities Upon Sale ......................................    4
           1.6   Excluded Liabilities .......................................    5

ARTICLE 2  CONSIDERATION FOR THE SHARES .....................................    5
           2.1   Purchase Price .............................................    5
           2.2   Contingent Consideration Payment ...........................    6
           2.3   Holdings Stock .............................................    7

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS ...............    9
           3.1   Organization and Power .....................................    9
           3.2   Subsidiaries ...............................................    9
           3.3   Authorization; No Breach ...................................    9
           3.4   Financial Statements .......................................    9
           3.5   Absence of Undisclosed Liabilities .........................   10
           3.6   No Material Adverse Changes ................................   11
           3.7   Absence of Certain Developments ............................   11
           3.8   Title and Condition of Properties ..........................   12
           3.9   Tax Matters ................................................   13
           3.10  Contracts and Commitments ..................................   14
           3.11  Patents, Copyrights and Trademarks .........................   16
           3.12  Litigation; Proceedings ....................................   16
           3.13  Brokerage ..................................................   16
           3.14  Governmental Consent, etc ..................................   16
           3.15  Employees ..................................................   17
           3.16  Employee Benefit Plans .....................................   17
           3.17  Insurance ..................................................   19
           3.18  Affiliated Transactions ....................................   19
           3.19  Compliance with Laws; Permits; Certain Operations ..........   19
           3.20  Environmental Health and Safety ............................   19
           3.21  Product and Warranty Claims ................................   20
           3.22  Disclosure .................................................   20
           3.23  Customers ..................................................   20

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF PURCHASERS .....................   20
           4.1   Corporate Organization and Power ...........................   20
           4.2   Shares Fully Paid and Nonassessable; No Liens ..............   20

                                TABLE OF CONTENTS
                                   (continued)


                                                                               Page
           4.3   Authorization; No Breach ...................................   21
           4.4   No Violation ...............................................   21
           4.5   Litigation .................................................   22
           4.6   Issuance of Holdings Stock .................................   22
           4.7   Brokerage ..................................................   22
           4.8   Governmental Consent, etc ..................................   22
           4.9   SEC Filings; Financial Statements ..........................   22
           4.10  Purchasers Employee Benefits ...............................   23
           4.11  Disclosure .................................................   23

ARTICLE 5  CLOSING TRANSACTIONS .............................................   23
           5.1   The Closing ................................................   23
           5.2   Action to Be Taken at the Closing ..........................   23
           5.3   Closing Documents ..........................................   23
           5.4   Nonassignment ..............................................   25

ARTICLE 6  INDEMNIFICATION ..................................................   26
           6.1   Indemnification by Stockholders ............................   26
           6.2   Indemnification by Purchasers ..............................   26
           6.3   Method of Asserting Claims .................................   26
           6.4   Limitation of Liability ....................................   28
           6.5   Contingent Consideration Amount ............................   28

ARTICLE 7  TERMINATION ......................................................   28
           7.1   Termination ................................................   28
           7.2   Effect of Termination ......................................   29
           7.3   Effect of Closing ..........................................   29

ARTICLE 8  ADDITIONAL AGREEMENTS ............................................   29
           8.1   Survival ...................................................   29
           8.2   Mutual Assistance ..........................................   29
           8.3   Press Release and Announcements ............................   30
           8.4   Expenses ...................................................   30
           8.5   Further Assurances .........................................   30
           8.6   Transition Assistance ......................................   30
           8.7   Confidentiality ............................................   30
           8.8   Non-Compete; Non-Solicitation ..............................   31
           8.9   Employees of Company .......................................   32

ARTICLE 9  MISCELLANEOUS ....................................................   32
           9.1   Amendment and Waiver .......................................   32
           9.2   Notices ....................................................   32

                                TABLE OF CONTENTS
                                   (continued)


                                                                               Page
                                                                               ----
           9.3   Assignment .................................................   33
           9.4   Severability ...............................................   33
           9.5   No Third Party Beneficiaries ...............................   34
           9.6   No Strict Construction .....................................   34
           9.7   Captions ...................................................   34
           9.8   Complete Agreement .........................................   34
           9.9   Counterparts ...............................................   34
           9.10  Governing Law ..............................................   34
           9.11  Tax Consequences ...........................................   34
           9.12  Remedies Cumulative ........................................   34

                                    EXHIBITS

Exhibit A  --  Deferred Compensation Plan


                              DISCLOSURE SCHEDULES

Schedule 1.2     --  Allocation of Purchase Price Schedule
Schedule 1.3(a)  --  Tangible Property Schedule
Schedule 1.3(e)  --  Patent, Copyright Trademark Schedule
Schedule 1.3(h)  --  Customer Information Schedule
Schedule 1.4     --  Excluded Assets Schedule
Schedule 1.5     --  Lease Build-Out Schedule
Schedule 2.1     --  Consideration Allocation Schedule
Schedule 3.1     --  Qualifications Schedule
Schedule 3.5     --  Liabilities Schedule
Schedule 3.7     --  Developments Schedule
Schedule 3.8(d)  --  Liens Schedule
Schedule 3.9     --  Tax Matters Schedule
Schedule 3.10(a) --  Contracts Schedule
Schedule 3.10(d) --  Customer Contracts Schedule
Schedule 3.11    --  Proprietary Rights Schedule
Schedule 3.12    --  Litigation Schedule
Schedule 3.14    --  Consents Schedule
Schedule 3.15    --  Employees Schedule
Schedule 3.16    --  Employee Benefits Schedule
Schedule 3.17    --  Insurance Schedule
Schedule 3.18    --  Affiliated Transactions Schedule
Schedule 3.19    --  Compliance Schedule
Schedule 3.22    --  Claims Schedule
Schedule 3.23    --  Customers Schedule
Schedule 4.5     --  Purchasers Litigation Schedule

                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of June 21, 2000 by and among CLARK/BARDES HOLDINGS, INC., a Delaware corporation ("Holdings"), CLARK/BARDES, INC., a Delaware corporation ("CBI") (CBI and Holdings shall be referred to individually as a "Purchaser" and together, the "Purchasers"), PEARL MEYER & PARTNERS, INC., a Delaware corporation (the "Company"), and PEARL MEYER, DIANE D. POSNAK, STEVEN E. HALL, RHODA G. EDELMAN, CLAUDE E. JOHNSTON and DAVID N. SWINFORD (each individually, a "Stockholder" and collectively, the "Stockholders").

                                   WITNESSETH

         WHEREAS, the Company is engaged in the business of executive compensation consulting (the "Business"); and

         WHEREAS, on the terms and subject to the conditions of this Agreement, Purchasers desire to acquire from Stockholders, and Stockholders desire to sell to Purchasers, all of the outstanding shares of the Company (the "Shares").

         NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE 1
                                PURCHASE AND SALE

         1.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement and in consideration of the obligations of Purchasers herein provided, the Stockholders hereby agree to sell, convey, assign and deliver to Purchasers, and Purchasers hereby agree to purchase from the Stockholders, at the closing provided for herein (the "Closing"), all of the Shares in accordance with the terms and conditions of this Agreement, free and clear of any and all liens, security interests, mortgages, charges, restrictions, adverse claims, encumbrances and rights of other persons of every nature and description whatsoever.

         1.2 Section 338(h)(10) Election. Purchasers and the Stockholders shall file an election pursuant to Section 338(h) (10) of the Internal Revenue Code to treat the purchase of the Shares as an asset purchase for federal income tax purposes. In accordance therewith, on the Closing Date (as defined in Section 8.1),the Company will be comprised of only those assets (the "Purchased Assets") and those liabilities (the "Assumed Liabilities") as set forth in Sections 1.3 and 1.5, respectively, of this Agreement, and all other assets and liabilities of the Company shall have been earlier distributed or discharged by the Stockholders, as the case may be. The aggregate deemed sale price under Code Section 338 shall be allocated among the assets deemed to have been purchased in accordance with Schedule 1.2 hereto. The parties shall report the deemed sale consistently with such allocation for all purposes, including without limitation, for purposes of filing all Returns (as defined in Section
3.9 hereto). Each party will promptly notify the other of any proceeding relating to the allocation described in this Section l.2 and will keep the other advised of the progress thereof.

         1.3 Assets Upon Sale. On the Closing Date, the assets of the Company shall consist of those certain properties, assets, rights and interests, whether real or personal, tangible or intangible, wherever located and by whomever possessed, related to or used in, or otherwise associated with, the Business as set forth below, and all other assets of the Company (including all Excluded Assets as defined in Section 1.2 hereof) shall have been previously distributed, transferred, assigned or otherwise conveyed from the Company:

                  (a) any and all, including all rights and interests in, office equipment and other machinery and equipment, furniture, office furnishings, artwork and supplies and other tangible personal property, whether owned or leased (including, without limitation, items which have been fully depreciated or expensed) located at 300 Park Avenue, New York, New York ("300 Park"), as set forth on the "Tangible Property Schedule" attached hereto as Schedule 1.3(a);

                  (b) all assets, subject to all liabilities, deposited with Fidelity Investments pursuant to the Company's deferred compensation plan, the participants and relevant information related thereto is attached hereto as Exhibit A (the "Deferred Compensation Plan");

                  (c) all rights and interests (and related liabilities) with respect to the Company's lease regarding 445 Park Avenue, New York, New York, including, without limitation, land, buildings, improvements and that certain security deposit of Four Hundred Seventy-Five Thousand Six Hundred Twenty-Five Dollars ($475,625) pursuant to that certain Lease Agreement dated as of November 30, 1999 between Park Avenue Properties Associates LLC and the Company (the "445 Lease Agreement");

                  (d) all supplies and work-in-process (including allocable disbursements and out-of-pocket expenses relating thereto) as of the Closing Date;

                  (e) all intangible assets and intellectual property (including, without limitation, intellectual property, registered and unregistered trademarks, service marks and trade names, trade dress and other names, marks and slogans, including the name "Pearl Meyer" and "Pearl Meyer & Partners, Inc." and all variations and permutations thereof, and all rights related thereto for use in providing executive compensation consulting services), all publishing and distribution rights, and all associated goodwill; all contract rights; all statutory, common law and registered copyrights; all patents, inventions, know-how, trade secrets and confidential information; all registration applications for any of the foregoing; all interests in and to telephone numbers and all listings pertaining to the Company in all telephone books and other directories; together with all rights to use all of the foregoing forever and all other rights in, to, and under the foregoing in all countries, including, without limitation, such items as set forth on the "Patent, Copyright and Trademarks Schedule" attached hereto as Schedule 1.3(e);

                  (f) all discoveries, improvements, processes, data, confidential information, specifications and ideas, whether patentable or not, all licenses and other similar agreements, and all drawings, records, books or other indicia, however evidenced, of the foregoing; all rights in and to any products or other intellectual property rights under research or development prior to or on the Closing Date related to the Business;

                  (g) the right to receive all mail and other communications addressed to the Company, including, without limitation, mail and communications from clients, suppliers, distributors, agents and others, but specifically excluding accounts receivable payments for accounts receivable from clients serviced prior to the Closing Date; provided that Purchasers agree to forward any mail or communications received by Purchasers that is of a personal nature to the applicable Stockholder, officer or employee of the Company promptly after Purchasers' receipt thereof;

                  (h) all lists, records and files pertaining to clients served over the past three (3) years, as referenced in the "Customer Information Schedule" attached hereto as Schedule 1.3(h);

                  (i) all lists and records pertaining to suppliers, distributors, personnel, customers and agents and all other books, ledgers, files, documents, correspondence, business analysis, surveys, proposals, benefit statements, reports and records of every kind and nature;

                  (j) all business and marketing plans and proposals and pricing and cost information;

                  (k) all computer software and systems, including licenses related thereto, proprietary or otherwise, including related source codes, data and documentation;

                  (1) all creative materials (including, without limitation, photographs, films, art work, color separations and the like) advertising and promotional materials and all other printed or written materials;

                  (m) the minute books, ownership records, certificate of incorporation, by-laws and corporate seal of the Company, together with annual and other corporate reports filed with the State of Delaware and other states in which the Company is qualified to do business, other documents and correspondence that relate to the Company's corporate organization and maintenance thereof; provided that, the Stockholders shall retain possession of, or Purchasers shall provide Stockholders with access to, books, records and other information necessary to prepare post-Closing taxes (including preparation of returns and certain other matters and other post-Closing tax matters of any kind);

                  (n) all goodwill as a going concern and all other intangible property;

                  (o) the rights to that certain landlord workletter pursuant to the 445 Lease Agreement; and

                  (p) cash in an amount equal to $625,000, representing accrued bonuses and accrued vacation for the Company's employees for the period from January 1, 2000 through the Closing Date.

For purposes of the Agreement, the term "Purchased Assets" shall be limited to properties, assets and rights which the Company shall own on the Closing Date. Purchasers shall replace or cause to be replaced, so that the Company may distribute to Shareholders prior to Closing, any security deposits and related collateral, if any, used in the Business immediately prior to the Closing Date but not included among the Purchased Assets (except for the letter of credit held by the landlord pursuant to the 445 Lease Agreement which the Purchasers agree to use their best efforts to have released promptly after the Closing).

         1.4 Excluded Assets. Notwithstanding the foregoing, the following assets of the Company (the "Excluded Assets") are expressly excluded from the Purchased Assets on the Closing Date and shall have been previously distributed, transferred, assigned or otherwise conveyed from the Company on or prior to the Closing Date:

                  (a) all cash, cash equivalents and marketable securities as of the Closing Date;

                  (b) all accounts and notes receivable as of the Closing Date;

                  (c) all prepayments, prepaid expenses (including, without limitation, prepaid insurance premiums), rights to refunds, insurance condemnation and claims proceeds, deferred charges, advance payments, deposits and security deposits as of the Closing Date;

                  (d) any and all leasehold interests for real property located at 300 Park; and

                  (e) those certain assets listed on the "Excluded Assets Schedule" attached hereto as Schedule 1.4.

         1.5 Liabilities Upon Sale. Subject to the conditions specified in this Agreement, on the Closing Date, the Company shall have paid, performed, satisfied or otherwise discharged in full all liabilities and obligations of the Company other than the following liabilities and obligations which are important to the operation of the Business as currently conducted (the "Assumed Liabilities"):

                  (a) the obligations under the 445 Lease Agreement, including, without limitation, the following:

                           (i) new office construction and outfitting cost in an amount not in excess of One Million Nine Hundred Thousand Dollars ($1,900,000), which amount shall not be reduced by any landlord work letter, a detailed description of which is attached hereto as
         Schedule 1.5;

                           (ii) a security deposit in an amount not in excess of Four Hundred Seventy-Five Thousand Six Hundred Twenty-Five Dollars ($475,625); and

                           (iii) prepaid rent not in excess of Twenty-Four Thousand Dollars ($24,000);

                  (b) the liabilities and obligations under the Deferred Compensation Plan;

                  (c) Company's obligations and liabilities under the contracts listed on the Contracts Schedule (Schedule 3.10(a) and on the Customer Contract Schedule (Schedule 3.10(d) for any activity following the Closing Date, but not including any obligation or liability accruing with respect thereto on or prior to the Closing Date;

                  (d) Company's accrued bonus payable in the amount of $3,533,163.26 to the employees;

                  (e) Company's accrued payroll tax as payable in the amount of $2,647,857.52;

                  (f) Company's accrued legal fees payable in the amount of $130,000; and

                  (g) the Company's obligation to pay accrued bonuses and accrued vacation during the period from January 1, 2000 through the Closing Date; provided, however, that no vacation accrual shall exceed six (6) weeks of vacation.

         1.6 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, on the Closing Date the Company shall have previously indefeasibly paid, performed, satisfied, transferred for value or otherwise discharged in full all known and quantifiable liabilities and obligations of the Company other than the Assumed Liabilities (the "Excluded Liabilities").


                                    ARTICLE 2
                          CONSIDERATION FOR THE SHARES

         2.1 Purchase Price. Subject to the terms and conditions of this Agreement, in reliance on the representations and warranties of the Stockholders, and in consideration of the obligations of the Stockholders herein, the Purchasers will pay aggregate consideration for the Shares (the "Purchase Price") to Stockholders as follows:

                  (a) on the Closing Date, by wire transfer of immediately available funds to such account or accounts as shall have been designated in writing by the Company, cash in an amount equal to (i) Twenty-Two Million One Hundred Fifty-Four Thousand One Hundred Eighty-One Dollars ($22,154,181) as detailed on Schedule 2.1 less (ii) One Hundred Thousand Dollars ($100,000) (the "Deposit") made by Purchasers upon earlier entry into a letter of intent among the Company, the Purchasers and the Stockholders which amount shall be wired to the Stockholders as directed pursuant to that certain letter of direction;

                  (b) on the Closing Date, by the issuance of Two Hundred Fifty Thousand (250,000) shares of Holdings's common stock ("Holdings Stock") to Stockholders in accordance with Schedule 2.1 (the "Stock Consideration") valued at the closing price per share of Holdings Stock, as published by THE WALL STREET JOURNAL, on the day before the Closing Date; and

                  (c) on March 11, 2002, by wire transfer of immediately available funds to such account or accounts as shall have been designated in writing by the Stockholders, cash in an amount equal .to Two Million Dollars ($2,000,000) (the "Contingent Consideration"); provided that the provisions of
Section 2.2 hereof are satisfied in full.

         2.2 Contingent Consideration Payment.

                  (a) Payment of the Contingent Consideration is contingent on the achievement by the Company (or the Division (as hereinafter defined)) of EBITA (as hereinafter defined) for the period from the Closing Date through December 31, 2001 (the "Contingency Period") in an amount equal to or greater than Seven Million Two Hundred Sixty Thousand Dollars ($7,260,000) (the
"EBITA Objective").

                  For purposes of this Section 2.2(a), "EBITA" means the aggregate amount of all and every kind of revenue generated by the Company during the Contingency Period, including, but not limited to, service fees, rental income, out-of-pocket billings, consulting fees and professional fees earned for work performed after the Closing less the sum of expenses during the Contingency Period of the Business of a nature historically recognized as an expense by the Company in the operation of the Business. For purposes hereof, expenses of the Business during the Contingency Period shall specifically include depreciation or write-offs of improvements to existing leases (other than with respect to 300 Park Avenue) and, as an element of employee compensation expense, the salaries of the Stockholders, but shall specifically exclude (i.e., EBITA shall be determined without any deduction for) amortization, interest or income tax expenses, corporate overhead of Purchasers, payments or expenses of any kind relating to periods prior to Closing (including previously accrued bonuses), intercompany expenses and any expenses related to the transactions contemplated hereby. EBITA shall be determined, consistent with historical revenue and expense recognition policies of the Company to the extent such are in accordance and consistent with generally accepted accounting principles of the United States ("GAAP"), by the Stockholders in their capacities as managers of the Pearl Meyer division of Purchasers (the "Division"), with the assistance of the Company's prior auditors at the expense of the Company (which expenses as all other expenses relating to the Contingency Determination (as hereinafter defined), shall be excluded from the EBITA calculations) and submitted to Purchasers for approval. For purposes of determining the Contingent Consideration, among other things, the Stockholders shall have the authority to manage the operations of the Business of the Division for thirty-six (36) months from the Closing Date.

                  (b) Within seventy-five (75) days of the end of the Contingency Period, Stockholders shall prepare, in their capacity as managers of the Division, and provide to Purchasers, a calculation of Division EBITA, together with a statement of Stockholders that it was prepared in accordance with this Agreement (the "Contingency Determination").

                           (i) If Purchasers do not agree that the Contingency Determination correctly states EBITA for the Contingency Period, Purchasers shall promptly (but not later than twenty (20) days after the delivery of such Contingency Determination) give written notice to Stockholders of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted); provided, however, that in no event shall any exceptions reflect EBITA for any period less than the EBITA included in the financial information filed with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934 by the Purchasers. The Purchasers hereby agree to furnish such EBITA information to the Stockholders promptly after each such filing. If Stockholders and Purchasers reconcile their differences, the Contingency Determination shall be adjusted accordingly and shall thereupon become final and conclusive upon all of the parties hereto. If Stockholders and Purchasers are unable to reconcile their differences in writing within twenty (20) days after written notice of exceptions is delivered by Purchasers, the items in dispute shall be submitted to the Chicago office of a mutually acceptable accounting firm selected from among the five largest accounting firms in the United States in terms of gross revenue for final determination (the "Independent Auditors"). If Stockholders and Purchasers are unable to mutually agree on such accounting firm within five (5) days after expiration of the twenty
         (20) day period, the Chicago office of a "big-five" accounting firm, which accounting firm has not within the previous two (2) years performed services for Purchasers or the Stockholders or any affiliate, shall be selected after elimination of one firm by the Stockholders and one firm by Purchasers. The determination of the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties. The Contingency Determination shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become binding, final and conclusive upon all of the parties hereto. The Independent Auditors shall consider only the items in dispute and shall be instructed to act within thirty (30) days (or such longer period as Stockholders and Purchasers may agree) to resolve all items in dispute. If Purchasers do not give notice of any exception within twenty (20) days after the delivery of the Contingency Determination or if Purchasers, in their discretion, give written notification of acceptance of the Contingency Determination prior to the end of such twenty (20) day period, such Contingency Determination shall thereupon become binding, final and conclusive upon all the parties hereto.

                           (ii) If the Independent Auditors shall determine that the amount of the Division EBITA during the Contingency Period is equal to or greater than the EBITA Objective, then the Purchasers shall pay the fees and expenses of the Independent Auditors. If the Independent Auditors shall determine that the amount of the Division EBITA during the Contingency Period is less than the EBITA Objective, then the Stockholders shall pay the fees and expenses of the Independent Auditors.

         2.3 Holdings Stock. Holdings shall issue the Holdings Stock (as hereinafter defined) to the Stockholders subject to the conditions and restrictions set forth in this Section 2.3 and otherwise provided for herein.

                  (a) During the period beginning on the Closing Date and ending on the one (1) year anniversary of the Closing Date consistent with Rule 144 (the "Restriction Period"), Stockholders or their assignees shall not sell, assign, exchange, transfer, distribute or otherwise dispose of (in each case, a "transfer") any shares of Holdings Stock received by them hereunder, without the prior written consent of Purchasers, which shall not be unreasonably withheld. Following the Restriction Period, Stockholders may transfer their respective shares of Holdings Stock so long as such transfer is in accordance with the Securities Act of 1933, as amended. Purchasers shall file with the Securities Exchange Commission all reports necessary to make the provisions of Rule 144 promulgated in connection with the Securities Exchange Act of 1933 available to the Stockholders. The certificates evidencing the Holdings Stock delivered to Stockholders pursuant to this Agreement shall bear a legend substantially in the form set forth below:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED (OTHER THAN IN CONNECTION WITH A PLEDGE), EXCHANGED, TRANSFERRED, DISTRIBUTED, CHANGED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT (OTHER THAN IN CONNECTION WITH A PLEDGE), EXCHANGE, TRANSFER, DISTRIBUTION, OR OTHER DISPOSITION, OTHER THAN IN ACCORDANCE WITH SECTION 2.3 OF THAT CERTAIN STOCK PURCHASE AGREEMENT DATED AS OF JUNE 21, 2000, BY AND AMONG ISSUER, CLARK/BARDES, INC., PEARL MEYER & PARTNERS, INC., PEARL MEYER, DIANE D. POSNAK, STEVEN E. HALL, RHODA G. EDELMAN, CLAUDE E. JOHNSTON AND DAVID N. SWINFORD.

                  THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION (COLLECTIVELY, THE "SECURITIES LAWS") AND MAY NOT BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION, EXCEPT IN ACCORDANCE WITH AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF ANY APPLICABLE SECURITIES LAWS PROVIDED THAT CLARK/BARDES HOLDINGS, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL ACCEPTABLE TO IT CONFIRMING THAT THE REQUIREMENTS OF SUCH EXEMPTION HAVE BEEN SATISFIED.

         The Purchasers agree that after two (2) years from the date hereof, at the request of a Stockholder, Holdings shall effect the issuance of replacement certificates representing such shares of Holdings Stock without the legends above so long as the Stockholder is not an Affiliate (as such term is defined in Rule 144) of Holdings at the time of such request.

                  (b) No Stockholder shall transfer any shares of the Holdings Stock at any time if such transfer would constitute a violation of any federal or state securities or "blue sky" laws, rules or regulations (collectively, "Securities Laws"), or a breach of the conditions to any exemption from registration of the Holdings Stock under any such Securities Law, or a breach of any undertaking or agreement of Stockholders entered into with Purchasers pursuant to such Securities Laws or in connection with obtaining an exemption thereunder. Purchasers agree to provide the Stockholders with revised stock certificates reflecting the Holdings Stock removing the first legend listed above following the date when the restrictions on transferability in the first sentence of Section.2.3.(a) have expired.

                  (c) For purposes of this Agreement (and the restrictions set forth in this Section 2.3), the term "Holdings Stock" shall mean and include (i) the shares of Holdings issued, granted, conveyed and delivered to Stockholders pursuant to Section 2.1 hereof, and (ii) any and all other additional shares of capital stock of Holdings issued or delivered by Holdings with respect to the shares of Holdings Stock described in clause (i) hereof, including, without limitation, any shares of capital stock of Holdings issued or delivered with respect to such shares as a result of any stock split, stock dividend, stock distribution, recapitalization or similar transaction.


                                    ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         As an inducement to Purchasers to enter into this Agreement, the Company and the Stockholders hereby, jointly and severally, represent and warrant to Purchasers as of the Closing Date that:

         3.1 Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company is qualified to do business as a foreign corporation and is in good standing in the jurisdictions specified on the "Qualifications Schedule" attached hereto as Schedule 3.1, which are all jurisdictions in which ownership of its properties or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the financial condition of the Company ("Material Adverse Effect"). The Company has all requisite corporate power and authority and all material licenses, permits and other authorizations necessary or adequate to own and operate its properties and to carry on its business as now conducted as they relate to the Business. The copies of the by-laws and certificate of incorporation of the Company which have been previously furnished to Purchasers reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all material respects.

         3.2 Subsidiaries. Neither the Company nor any Stockholder owns any stock, partnership interest, joint venture interest or other security or interest in any other corporation, organization or entity related to the Business.

         3.3 Authorization; No Breach. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by the Company and each Stockholder. No other corporate act or proceeding on the part of the Company, its Board of Directors or the Stockholders is necessary to authorize the execution, delivery or performance of this Agreement, any other agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and the Stockholders and this Agreement constitutes and the other agreements contemplated hereby upon execution and delivery by the Company and the Stockholders shall each constitute, a valid and binding obligation of the Company and the Stockholders, enforceable in accordance with their terms. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by the Company and the Stockholders and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with or result in any breach of any of the provisions of; (b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under; (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the Shares or the Purchased Assets; or (d) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under the provisions of the Company's certificate of incorporation, by-laws, any material indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company or the Stockholders are bound or affected or any law, statute, rule, regulation, judgment, order or decree to which the Company or the Stockholders are subject or by which any of the Shares or the Purchased Assets are bound.

         3.4 Financial Statements. The Company has furnished Purchasers with copies of (a) its audited balance sheets as of December 31, 1999 (the "Latest Balance Sheet Date") and December 31, 1998 and the related audited financial statements for the twelve (12) month period then ended, and (b) unaudited financial statements for the Company as at and for the three (3) month period ended March 31, 2000. Each of the foregoing financial statements has been based upon the information contained in the Company's books and records (which are accurate and complete in all material respects) and fairly presents the financial condition and results of operations of the Company as of the times and for the periods referred to therein, and such financial statements contain proper accruals and have been prepared using the accrual basis of accounting consistently applied throughout the periods indicated in accordance with GAAP, except that such unaudited financial statements do not contain footnote disclosures and except for normal year-end adjustments.

         3.5 Absence of Undisclosed Liabilities. Except as set forth in the "Liabilities Schedule" attached hereto as Schedule 3.5, as of the Closing, the Company shall have no liabilities or obligations, whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company or any Stockholder, whether due or to become due, arising out of or related to transactions entered into at or prior to the Closing, or out of any action or inaction by the Company, any Stockholder or any employee, agent, licensee or contractor of the Company at or prior to the

Closing, or out of any state of facts existing at or prior to the Closing, regardless of when any such liability or obligation is asserted, including, without limitation, taxes with respect to or based upon transactions or events occurring on or before the Closing, liabilities and obligations reflected on the Company's Latest Balance Sheet, and liabilities and obligations which have arisen after the date of the Company's Latest Balance Sheet in the ordinary course of business, except (a) the Assumed Liabilities, and (b) liabilities and obligations with respect to post Closing Date actions taken by Purchasers or related to business of the Purchasers under agreements, contracts, leases or commitments described on the Contracts Schedule and the Customer Contracts Schedule (as such terms are defined in Section 3.10 hereof) or under agreements, leases, contracts and commitments which are not required pursuant to this Agreement to be disclosed thereon (but not liabilities for breaches thereof).

         3.6 No Material Adverse Changes. Except as set forth in the Developments Schedule (as defined in Section 3.7), since the date of the Latest Balance Sheet, there has been no material adverse change in the financial condition, operating results, assets, operations, employee relations or customer relations of the Company or the Business.

         3.7 Absence of Certain Developments. Except as set forth in the "Developments Schedule" attached hereto as Schedule 3.7, since the date of the Latest Balance Sheet dated as of December 31, 1999, the Company has not:

                  (a) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any portion of the Purchased Assets;

                  (b) sold, assigned or transferred, or agreed to do so, any of the Purchased Assets, or canceled without fair consideration any material debts or claims owing to or held by it other than in the ordinary course of business;

                  (c) sold, assigned, transferred, abandoned or permitted to lapse any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, or disclosed any material proprietary confidential information to any person;

                  (d) made or granted, or agreed to make or grant, any bonus or any wage or salary increase to any employee or group of employees or made or granted any increase in the Deferred Compensation Plan or any other employee benefit plan or arrangement (except, in each case, in accordance with past custom and practice) or adopted any new employee benefit plan or arrangement;

                  (e) made, or agreed to make, any capital expenditures or commitments therefor except relating to the 445 Lease Agreement as permitted herein;

                  (f) made, or agreed to make, any loans or advances to, or guaranties for the benefit of, any persons;

                  (g) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

                  (h) entered into, or agreed to enter into, any other material transaction other than in the ordinary course of business;

                  (i) made, or agreed to make, any charitable contributions or pledges in excess of $1,000;

                  (j) made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practice inconsistent with its prior practice and prudent business practices prevailing in the industry; or

                  (k) suffered any material damage, destruction or casualty loss to the Purchased Assets, whether or not covered by insurance.

         3.8 Title and Condition of Properties.

                  (a) The Company owns no real estate.

                  (b) To the knowledge of the Stockholders, the 445 Lease Agreement is in full force and effect, and the Company holds a valid and existing leasehold interest under such lease for the term set forth in the 445 Lease Agreement. The 445 Lease Agreement constitutes the only lease under which Purchasers are acquiring from the Company a leasehold interest in real estate. The Company has delivered to Purchasers complete and accurate copies of the 445 Lease Agreement, and such lease has not been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Purchasers. The Company is not in default under such lease, and no other party to such lease has the right to terminate, accelerate performance under or otherwise modify such lease, including upon the giving of notice or the passage of time. To the best of the Company's knowledge, no third party to such lease is in default under such lease. No real estate other than the premises demised by the 445 Lease Agreement is necessary for the conduct of the Business

                  (c) All furniture and equipment of the Company located at 300 Park is included among the Purchased Assets, and the Company agrees to take all steps necessary to deliver such furniture and equipment to the premises leased pursuant to the 445 Lease Agreement promptly upon occupancy thereof by the Company.

                  (d) Except as set forth in the "Liens Schedule" attached hereto as Schedule 3.8(d), the Company owns good and marketable title, free and clear of all liens, charges, security interests, encumbrances, encroachments and claims of others, to all of the Purchased Assets, and at the Closing, the Company shall have good and marketable title to all of the personal property included within the Purchased Assets, free and clear of all liens, security interests, charges, encumbrances and claims of others. At the Closing, the Stockholders shall sell, assign, transfer and convey to Purchasers the Shares, free and clear of all liens, security interests, charges, encumbrances and claims of others.

                  (e) The Company is not in violation of any applicable zoning, building, fire or other ordinance or other law, regulation or requirement relating to the operation of the premises leased pursuant to the 445 Lease Agreement, including, without limitation, applicable environmental protection and occupational health and safety laws and regulations. Within the three (3) years prior to the date of this Agreement, the Company has received no notice of any violation or any condemnation proceeding with respect to any properties owned, used or leased by the Company.

                  (f) The Purchased Assets comprise all assets and services required for the continued conduct of the Business as now being conducted by the Company in the ordinary course. The Purchased Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use.

         3.9 Tax Matters.

                  (a) Except as set forth on the "Tax Matters Schedule" attached hereto as Schedule 3.9, the Company has duly filed all federal, foreign, state and local tax information and tax returns of any and every nature and description (the "Returns") required to be filed by it or otherwise with respect to the Company's properties, assets, income, franchise, leases, licenses, sales or use (all such returns being accurate and complete in all material respects) and has duly accrued, paid or made provision for the payment of all taxes (including, without limitation, any interest, penalty or additions to tax thereto) (the "Taxes") shown to be due on said Returns, other than Taxes which are being contested in good faith and by appropriate proceedings. The Company has properly accrued on the Latest Balance Sheet in accordance with GAAP a provision for the payment of all Taxes due or claimed to be due or for which the Company is otherwise liable. The "Tax Matters Schedule" sets forth any Tax with respect to which any federal, foreign, state, local or other taxing authority has conducted an examination or is in the process of examining and the tax period to which such examination relates. Except as set forth on the "Tax Matters Schedule", neither the IRS nor any foreign, state, local or other taxing authority is in the process of examining any federal, foreign, state, local or other Return of the Company. To the knowledge of the Stockholders, there are no disputes pending or claims asserted in writing upon the Company. Except for any waiver or agreement which has terminated or expired, the Company has not given any waiver or made any other agreement extending the statutory period of limitation applicable to any Return or agreed to the extension of any other period of time with respect to a Tax assessment or deficiency. The Company has in effect no power of attorney or authorization to anyone to represent it with respect to any Taxes. To the knowledge of the Stockholders, no claim has ever been made by an authority in a jurisdiction where the Company does not file a Return that the Company is or may be subject to taxation by that jurisdiction. The Company has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Code Section 1504), where the Company was not the common parent of the group. The Company is not nor has it been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to any Person for any Tax. The Company has no liability for Taxes as a transferee of, or successor to, any

Person. The Company has not filed a consent under Code Section 341(f). The Company has provided to Purchasers or their representatives complete and correct copies of its federal, state and local income tax Returns filed on or prior to the date hereof and all examination reports, if any, relating to the audit of such Returns by the IRS or other taxing authority for each taxable year beginning on or after 1996. Except as disclosed on the "Tax Matters Schedule", to the knowledge of the Stockholders, there exists no proposed assessment against the Company or notice, whether formal or informal, of any deficiency or claim for additional Tax.

                  (b) All Taxes required to be withheld from employees, independent contractors, stockholders, or creditors of the Company, including but not limited to, income taxes, back-up withholding taxes, social security and unemployment insurance taxes or taxes collected from customers or others, including, but not limited to, sales, use or other taxes, have been withheld or collected and paid, when due, to the appropriate governmental authority.

                  (c) The Company is not a party to any contract, agreement or other arrangement that could result in the payment of any amount that would not be deductible by reason of Code Section 280G.

         3.10     Contracts and Commitments.

                  (a) Except as set forth in Section 3.16 or in the "Contracts Schedule" attached hereto as Schedule 3.10(a) or in the "Customer Contracts Schedule" attached hereto as Schedule 3.10(d), the Company is not a party to any:

                      (i) bonus, pension, profit sharing, retirement or deferred compensation plan or stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal, or severance agreements or arrangements;

                      (ii) written contract for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis;

                      (iii) mortgaging, pledging or otherwise placing a lien on any of the Purchased Assets;

                      (iv) guarantee of any obligation for borrowed money or otherwise, other than endorsements made for collection in the ordinary course of business;

                      (v) agreement or commitment with respect to the lending or investing of funds to or in other persons or entities;

                      (vi) license or royalty agreement related to the Business;

                      (vii) lease or agreement related to the Business under which it is lessee of or holds or operates any personal property owned by any other party;

                      (viii) lease or agreement related to the Business under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

                      (ix) contract or group of related contracts related to the Business with the same party for the purchase or sale of products or services other than the Customer Contracts (as defined in Section 3.10(d) hereof);

                      (x) other contract related to the Business with any party continuing over a period of more than six (6) months from the date or dates thereof, not terminable by it on thirty (30) days' or less notice without penalties;

                      (xi) contract which prohibits it from freely engaging in business anywhere in the world; or

                      (xii) contract relating to the distribution of its products as it relates to the Business.

                  (b) Except as specifically disclosed in the Contracts Schedule or the Customer Contracts Schedule, (i) no contract or commitment related to the Business has been breached in any material respect by the Company or, to the Stockholders' knowledge, canceled by the other party; (ii) the Company has in all material respects performed all the obligations required to be performed by it to the date of this Agreement and is not in receipt of any claim of default under any material lease, contract, commitment or other agreement related to the Business to which it is a party; and (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any material lease, contract, instrument or other agreement related to the Business to which the Company is a party and which is related to the Business.

                  (c) Purchasers have been supplied with a true and correct copy of all written contracts which are referred to on the Contract Schedule and Customer Contracts Schedule, together with all amendments, waivers or other changes thereto.

                  (d) The Stockholders have no knowledge of any (i) pending or threatened termination, cancellation, limitation, modification or change in any of the Company's business relationships with any customer or group of customers related to the Business or (ii) changes or pending changes in any business relationships or other circumstances that could result in the loss of any customers related to the Business after the date hereof. Each written contract, agreement or lease with customers of the Company relating to future performance or services by the Company in the Business existing on the date hereof is listed on Schedule 3.10(d)("Customer Contracts"). Except as set forth in the Customer Contract Schedule, (A) each of the Customer Contracts is valid, enforceable and in full force and effect in accordance the terms thereof, (B) there is no existing default or event or condition which, with notice or lapse of time, or both, would constitute an event of default under any Customer Contract, (C) no Customer Contract has been amended, modified, supplemented or otherwise altered orally, in writing or by course of conduct, and (D) no Customer Contract requires the consent of the customer or any other party to effect a valid transfer of ownership of the Company without causing a default or giving rise to a right of termination thereunder.

         3.11 Patents. Copyrights and Trademarks. Set forth on the "Patent, Copyright and Trademark Schedule" attached hereto as Schedule 1.1(e) is a list and summary description of all patents, patent applications, trademarks, service marks, trade names, corporate names and copyrights owned by the Company which are related to the Business or used by the Company in the conduct of the Business. The Company owns and possesses all right, title and interest in and to the proprietary rights listed on the "Proprietary Rights Schedule" attached hereto as Schedule 3.11. To the best knowledge of the Stockholders, the Company has not received any notices of infringement, misappropriation, invalidity or conflict from any third party with respect to such proprietary rights. To the best knowledge of the Stockholders, the Company has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties and, to the best of the Company's or any Stockholder's knowledge, the Company's proprietary rights have not been infringed by any third parties.

         3.12 Litigation; Proceedings. Except as disclosed on the "Litigation Schedule" attached hereto as Schedule 3.12, there are no actions, suits, proceedings, orders or, to any Stockholders' knowledge, investigations pending or threatened against or affecting the Company, the Purchased Assets or Assumed Liabilities, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. No officer, director, employee or agent of the Company has been or is authorized to make or receive, and the Company and each Stockholder knows of no such person making or receiving, any bribe, kickback or other illegal payment at any time.

         3.13 Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any Stockholder.

         3.14 Governmental Consent, etc.

                  (a) No material permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement by the Company, or the consummation by the Company of any of the transactions contemplated hereby and thereby, except as disclosed on the "Consents Schedule" attached hereto as Schedule 3.14.

                  (b) The "Consents Schedule" sets forth all governmental approvals or third-party consents necessary for the conduct of the Business, the absence of which would have a Material Adverse Effect. To the best knowledge of the Stockholders, all such governmental approvals and consents have been duly obtained and are in full force and effect, and the Company is in compliance with each of such governmental approvals and consents held by it with respect to the Purchased Assets and the Business.

         3.15 Employees. To the best knowledge of the Stockholders, except as set forth on the "Employees Schedule" attached hereto as Schedule 3.15, no key employee, nor group of the Company's employees related to the Business, has affirmatively expressed to the Stockholders their intention to terminate employment with the Company. The Company has complied in all material respects with all applicable laws relating to the employment of labor and independent contractors related to the Business, including provisions thereof relating to wages, hours, equal opportunity, immigration, collective bargaining, disabilities, family leave and the payment of social security and other taxes.

         3.16 Employee Benefit Plans.

             (a) The "Employee Benefits Schedule" attached hereto as Schedule
3.16 contains a list of each and every employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which the Company and/or any corporation, partnership or other trade or business which is or would be a member of a controlled group of corporations, group of trades or business under common control, or an affiliated service group including the Company, under the provisions of Code Section 414(b), (c), (m) or (o) (each an "ERISA Affiliate") maintains, to which the Company or any ERISA Affiliate contributes, or is obligated to contribute, or under which any employee or former employee, officer or former officer, director, or former director, shareholders or former shareholder of the Company or any ERISA Affiliate (collectively, "Participants"), or any beneficiary of any Participant, is covered or has benefit rights and pursuant to which any liability of the Company or any ERISA Affiliate exists or is reasonably likely to occur, and each other arrangement, program or plan pursuant to which any benefit is or shall be provided by the Company or any ERISA Affiliate to any Participant or any Participant's beneficiary, whether formal or informal, including, without limitation, those providing any form of medical, health or dental insurance, life, disability and accidental death and dismemberment insurance, severance pay or benefits continuation, nonqualified deferred compensation, relocation assistance, vacation pay, tuition aid or matching gifts for charitable contributions to educational or cultural institutions (collectively, the "Benefit Plans"). Except as set forth on the "Employee Benefits Schedule," neither the Company nor any ERISA Affiliate maintains or has entered into any Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to Participants or their beneficiaries, or other provisions, which would cause an increase in liability of the Company or to Purchasers as a result of the transactions contemplated by this Agreement or any related action thereafter. Each of such Benefit Plans that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is intended to be a qualified plan under Code Section 401(a) has been amended to comply in all material respects with current law as required and each such plan has obtained a favorable determination letter with respect to such amendment. Neither the Company nor any Stockholder is aware of any facts or circumstances that might jeopardize the qualified status of any such Benefit Plan.

             (b) Except as set forth in the Employee Benefits Schedule, all accrued contributions and other payments to be made by the Company or any ERISA Affiliate to any Benefit Plan through the date of the Latest Balance Sheet have been made or reserves adequate for such purposes as of the date of the Latest Balance Sheet have been set aside therefor and reflected on the Latest Balance Sheet. Neither the Company nor any ERISA Affiliate is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract, and there are no outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to Participants and beneficiaries in such Benefit Plan in the ordinary course of business.

             (c) There is no pending litigation or overtly threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Benefit Plans (or with respect to the administration of any of the Benefit Plans) now or heretofore maintained by the Company or any ERISA Affiliate which allege violations of applicable state or federal law.

             (d) Each Benefit Plan is and has been in compliance in all respects with, and each such Plan is and has been operated in accordance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") and the IRS under ERISA, the Code or any other applicable law.

             (e) None of the Benefit Plans is or ever has been subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate is or has been required to contribute to an employee benefit plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA nor has been so required during the five (5) year period ending on the Closing Date.

             (f) All reporting and disclosure requirements of ERISA and the Code applicable to the Benefit Plans have been satisfied.

             (g) Neither the Company nor any ERISA Affiliate has any liability on account of any accumulated funding deficiency (as defined in Code Section
412) or on account of any failure to make contributions to or pay benefits under any Benefit Plan, nor is the Company aware of any claim pending or threatened to be brought by any party regarding such matters. No prohibited transaction has occurred with respect to any Benefit Plan that would result, directly or indirectly, in the imposition of any excise tax under Code Section 4975.

             (h) None of the Benefit Plans provides for (or has ever provided for) medical or health care or benefits for any former employee of the Company or any ERISA Affiliate, except to the extent required by Code Section 4980B or
Part 6 of Title I of ERISA.

             (i) The Company and all of its ERISA Affiliates have complied with the requirements of Part 6 of Title I of ERISA and Code Section 4980B.

             (j) None of the Company, any ERISA Affiliate or any Stockholder is in possession of any facts which would indicate that any insurance company which has issued an insurance policy or policies under any of the Benefit Plans is in danger of becoming insolvent, within the meaning of applicable state law.

             (k) The transactions contemplated by this Agreement will not entitle any Participant or any Participant's beneficiary in any Benefit Plan to any severance benefit under the terms of any Benefit Plan or any personnel or employment policy of the Company or any ERISA Affiliate.

         3.17 Insurance. The "Insurance Schedule" attached hereto as Schedule
3.17 lists and briefly describes each insurance policy maintained by the Company with respect to the Purchased Assets. The Company has delivered to the Purchasers complete and correct copies of all such policies together with all riders and amendments thereto. All of such insurance policies are in full force and effect, and, to the best knowledge of the Stockholders, the Company is not and never has been in default with respect to its obligations under any of such insurance policies. During the three (3) year period ending on the date hereof, the Company has not ever been refused any insurance coverage for which it has applied or had any insurance policy canceled.

         3.18 Affiliated Transactions. Except as set forth on the "Affiliated Transaction Schedule" attached hereto as Schedule 3.18, no officer, director, member or affiliate of the Company or any person related by blood or marriage to any such person or any entity in which any such person owns any beneficial interest is a party to any agreement, contract, commitment or transaction related to the Business with the Company or has any interest in any property included among the Purchased Assets.

         3.19 Compliance with Laws; Permits; Certain Operations. The Company and its officers, directors, Stockholders, agents and employees have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which apply to the Business or the Purchased Assets or to which the Company may otherwise be subject, and, to the best knowledge of the Stockholders, no written claims have been filed against the Company alleging a violation of any such law or regulation, except as set forth on the "Compliance Schedule" attached hereto as Schedule 3.19. In particular, but without limiting the generality of the foregoing, the Company has not violated, or received a notice or charge asserting any violation of the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act of 1970, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act of 1976, the Americans With Disabilities Act, or any other state or federal act (including rules and regulations thereunder) regulating or otherwise affecting the employment of aliens, employee health and safety, the environment, zoning, building, fire or other ordinances.

         3.20 Environmental Health and Safety.

             (a) The Company and its predecessors and affiliates has complied with, and is currently in compliance with, all laws relating to the environment, health and safety, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended (the "Environmental Health and Safety Laws"), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been threatened, filed or commenced against it alleging any failure so to comply, alleging any liability under any Environmental, Health and Safety Laws or requesting any investigation related thereto. No condition exists or event has occurred which, with or without notice or the passage of time, would constitute a violation of or give rise to a lien under any Environmental, Health and Safety Laws. Without limiting the generality of the preceding sentences, the Company, and its predecessor and affiliates, has obtained and been in compliance, and is currently in compliance, with all of the terms and conditions of all permits, licenses and other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all such laws.

             (b) All Purchased Assets, properties and equipment used in the Business have been free of asbestos, PCB's, methylene chloride, trichlorethylene, 1, 2 - trans-dichloroethylene, dioxins, dibenzofurans and other hazardous substances.

         3.21 Product and Warranty Claims. Except as disclosed in the "Claims Schedule" attached hereto as Schedule 3.21, neither the Company nor any Stockholder has knowledge of or has received during the past five (5) years any written claim or written notice with respect to any occurrence arising out of the use of, or related to, the services provided by or on behalf of the Company related to the Business, which has resulted in any such claim or notice that any such services do not conform to any agreement, representation or warranty made by the Company (or implied by law) with respect to such services.

         3.22 Disclosure. No representation or warranty of the Company and the Stockholders contained in this Agreement and no statement of the Company and the Stockholders contained in any certificate, schedule, exhibit or other document delivered to the Purchasers at the Closing contains or will contain any untrue statement of any material fact, or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not false or misleading. There is no material fact which has not been disclosed in writing to Purchasers of which the Company, any Stockholder, or any officer, director or key employee of the Company is aware and which materially adversely affects or could reasonably be anticipated to materially adversely affect the Company, the Business or the Purchased Assets.

         3.23 Customers. The Company has delivered to Purchasers an accurate list (which is set forth on the "Customers Schedule" attached hereto as Schedule 3.23) of the 20 largest (by receipts) customers of the Company during each of the last two (2) years.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

         Purchasers hereby represent and warrant to the Company and the Stockholders as of the date hereof and as of the Closing Date that:

         4.1 Corporate Organization and Power. Each Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby and perform its obligations hereunder and thereunder. Each Purchaser is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which ownership of its properties and or the conduct of its business requires it to be so qualified except where the failure to be so qualified or in good standing would not have a material adverse effect on the financial condition or operations of such Purchaser.

         4.2 Shares Fully Paid and Nonassessable; No Liens. The shares of common stock of Holdings to be issued to the Stockholders, or its assigns, pursuant to this Agreement will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and at Closing the Holdings Stock shall be free and clear of all liens, security interests, charges, encumbrances and claims of others.

         4.3 Authorization; No Breach. The execution, delivery and performance by each Purchaser of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of either Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement constitutes and, upon execution and delivery by each Purchaser, the other agreements contemplated hereby shall each constitute a valid and binding obligation of each Purchaser enforceable against each Purchaser in accordance with their respective terms. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by the Purchasers and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with or result in any breach of any of the provisions of; (b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under; (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the Holdings Stock; or (d) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under the provisions of the Purchasers' certificate of incorporation, by-laws, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Purchasers are bound or affected or any law, statute, rule, regulation, judgment, order or decree to which the Holdings Stock are subject or by which any of the Holdings Stock is bound.

         4.4 No. Violation. Neither Purchaser is subject to or obligated under its respective certificate of incorporation, any applicable law, rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would materially adversely affect its ability to perform this Agreement or the other agreements contemplated hereby.

         4.5 Litigation. Except as disclosed on the "Purchasers Litigation Schedule" attached hereto as Schedule 4.5, there are no actions, suits, proceedings, orders or investigations pending or, to the best of each Purchaser's knowledge, threatened against or affecting such Purchaser, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially adversely affect such Purchaser's performance under this Agreement or the consummation of the transactions contemplated hereby. No officer, director or employee of the Purchasers has been or is authorized to make or receive, and the Purchasers know of no such person making or receiving any bribe, kickback or other illegal payment at any time.

         4.6 Issuance of Holdings Stock. The shares of Holdings Stock that are required to be issued by Holdings to the Stockholders pursuant to, and in accordance with, the terms and conditions set forth in this Agreement, shall, upon issuance and delivery, be duly authorized, validly issued, fully paid and non-assessable.

         4.7 Brokerage. Other than certain amounts owed Phillip A. Temple by the Purchasers, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchasers.

         4.8 Governmental Consent. etc. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement by Purchasers, or the consummation by Purchasers of any of the transactions contemplated hereby.

         4.9 SEC Filings; Financial Statements.

             (a) Holdings has filed all forms, reports and documents required to be filed with the Securities Exchange Commission ("SEC") since January 1, 2000, and has heretofore delivered or made available to the Company and the Stockholders, in the form filed with the SEC, its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1999, (ii) all proxy statements relating to Holdings' meetings of stockholders (whether annual or special) held or called since January 1, 2000, (iii) Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2000 and (iv) all other reports or registration statements filed by Holdings with the SEC since January 1, 2000. Holdings' SEC Reports (A) were prepared in all material respects in accordance with the requirements of the 1933 Act or the Exchange Act, as the case may be, and the rules and regulations promulgated under each of such respective acts, and (B) did not at the time they were filed contain any untrue statement or a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

             (b) The financial statements, including all related notes and schedules contained in Holdings' SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of Holdings and its subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Holdings and its subsidiaries for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles, if any, disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments.

         4.10 Purchasers Employee Benefits. The "Purchasers Employee Benefits Schedule" attached hereto as Schedule 4.10 contains a list of each and every employee benefit plan within the meaning of Section 3(3) of ERISA, applicable to the Stockholders upon their becoming employees of CBI.

         4.11 Disclosure. No representation or warranty of Purchasers contained in this Agreement or in any certificate, list, schedule, exhibit or other document referred to in this Agreement, whether heretofore or hereafter furnished to the Company or the Stockholders contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not false or misleading. There is no material fact which has not been disclosed in writing to the Company or the Stockholders of which Purchasers or any officer, director or key employee of Purchasers is aware which materially adversely affects, or could reasonably be anticipated to materially adverse affect, Purchasers.

                                    ARTICLE 5
                               CLOSING TRANSACTIONS

         5.1 The Closing. Subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vedder, Price, Kaufman & Kammholz at 10:00 a.m. local time on June 21, 2000, or at such other place or on such other date as may be mutually agreeable to the parties. The date and time of the Closing are referred to herein as the "Closing Date."

         5.2 Action to Be Taken at the Closing. The sale, conveyance, assignment and delivery of the Shares and the payment of the Purchase Price pursuant to the terms of this Agreement shall take place at the Closing, and, simultaneously, the other transactions contemplated by this Agreement shall take place by the delivery of all of the closing documents set forth in Section 5.3

         5.3 Closing Documents.

             (a) The Company and the Stockholders shall deliver to Purchasers at the Closing the following documents, duly executed by the Company where necessary to make them effective:

                  (i) copies of all obtained third party and governmental consents, approvals, releases and filings required in order to effect the transactions contemplated by this Agreement;

                  (ii) such stamped recordable warranty deeds, instruments of sale, transfer, assignment, conveyance and delivery (including all vehicle titles), as are required in order to transfer to Purchasers good and marketable title to the Shares, free and clear of all liens, charges, security interests and other encumbrances;

                  (iii) the Shares duly endorsed over to Purchasers together with a stock power for each Share executed in blank;

                  (iv) corporate books and records, including the minute book, of the Company;

                  (v) certified copies of the resolutions duly adopted by the Board of Directors and the Stockholders of the Company authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the consummation of all other transactions contemplated by this Agreement;

                  (vi) all of the Company's contracts and commitments, files, books, records and other data relating to the Company, the Business and the Purchased Assets;

                  (vii) copies of good standing certificates in all jurisdictions where the Company is qualified to do business;

                  (viii) a certificate of the Secretary of the Company, certifying as to the correctness and completeness, including all amendments, of the by-laws and certificate of incorporation of the Company;

                  (ix) an Employment Agreement and an Intellectual Property and Confidentiality Agreement between the Company and each Stockholder;

                  (x) Investment Letters establishing that each Stockholder is an accredited investor;

                  (xi) the Company's Counsel Opinion; and

                  (xii) such other documents or instruments as Purchasers reasonably may request to effect the transactions contemplated hereby.

All of the foregoing documents in this Section 5.3(a) shall be reasonably satisfactory in form and substance to Purchasers and shall be dated the Closing Date.

             (b) Purchasers shall deliver to the Company and the Stockholders at the Closing the following items, duly executed by Purchasers where necessary to make them effective:

                  (i) the amount of the Purchase Price payable at Closing as provided in Section 2.1;

                  (ii) copies of all necessary third party and governmental consents, approvals, releases and filings required in order for Purchasers to effect the transactions contemplated by this Agreement;

                  (iii) the Employment Agreements;

                  (iv) Purchasers' Counsel Opinion; and

                  (v) such other documents or instruments as the Company reasonably may request to effect the transactions contemplated hereby.

All of the foregoing documents in this Section 5.3(b) shall be reasonably satisfactory in form and substance to the Company and shall be dated as of the Closing Date.

         5.4 Nonassignment. Without in any way limiting the Company's obligation to obtain those consents required hereunder for the sale, transfer, assignment and delivery of the Shares and the Purchased Assets to Purchasers hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, the Company shall cooperate with Purchasers in any reasonable arrangement requiring no direct or indirect cost to the Stockholders designed by Purchasers following consultation with the Stockholders to provide Purchasers with the rights and benefits of the Shares and the Purchased Assets, including enforcement for the benefit of Purchasers of any and all rights of the Company against any other person arising out of breach or cancellation by such other person and, if requested by Purchasers, the Company shall act as an agent on behalf of Purchasers or as Purchasers shall otherwise reasonably require. If requested by the Stockholders, the Purchasers shall act as an agent on behalf of the Stockholders for purposes of collecting the accounts receivable included in the Excluded Assets (the "Company Accounts Receivable") provided, however, the Purchasers make no representations regarding the collectability of such accounts receivable. The Stockholders and Purchasers further agree that the Company may use the proceeds of the Company Accounts Receivable to pay off any accounts payable which constitute Excluded Liabilities (the "Company Accounts Payable"). Any Company Accounts Receivable not utilized to pay Company Accounts Payable shall be paid to the Stockholders on a monthly basis in accordance with their pro rata percentage ownership of the Company immediately prior to Closing. The Purchasers and Stockholders agree that any proceeds received by the Company as payment of an account receivable shall be applied to pay the specific account receivable noted in documentation accompanying such payment or as otherwise would reasonably be determined. If no such designation or determination is made, the payment shall be applied to all accounts receivable, including but not limited to the Company Accounts Receivable, on a first-in, first-out basis.

                                    ARTICLE 6
                                 INDEMNIFICATION

          6.1 Indemnification by Stockholders. The Stockholders severally and not jointly agree to and shall indemnify in full Purchasers and their respective officers, directors, employees, agents, stockholders and partners (collectively, the "Purchaser Indemnified Parties") and defend and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), that Purchaser Indemnified Parties may suffer, sustain or become subject to, as a result of (a) any misrepresentation in any of the representations or breach of any of the warranties of the Company or the Stockholders contained in this Agreement or in any exhibits, schedules, certificates or other agreements or documents delivered or to be delivered at or before Closing pursuant to the terms of this Agreement (collectively, the "Related Documents"); (b) any breach of, or failure to perform, any agreement or covenant of the Company or the Stockholders contained in this Agreement or any of the Related Documents, including, without limitation, all claims, losses and damages in connection with the Excluded Liabilities; or (c) any matter disclosed on any schedule hereto which is not an Assumed Liability (collectively, "Purchaser Losses"). Subject to Section 6.5, in the event any Purchaser Indemnified Party incurs any Purchaser Losses, Purchasers, in addition to all other rights and remedies available to Purchasers, shall have the right to set off the amount of such Purchaser Losses, as finally determined in accordance herewith, against the amount of the Purchase Price which is owed pursuant to the Contingent Consideration, but Purchasers shall specifically have no right of off-set against any other agreement or right of any kind entered into as of the Closing Date including, without limitation, any provision pursuant to any Stockholder Employment Agreement or any amendment thereto.

         6.2 Indemnification by Purchasers. Purchasers, jointly and severally, agree to indemnify in full the Stockholders (the "Stockholder Indemnified Party") and hold them harmless against any losses, loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), which the Stockholder Indemnified Party may suffer, sustain or become subject to as a result of (a) any misrepresentation in any of the representations or breaches of any of the warranties of Purchasers contained in this Agreement or in any of the Related Documents; (b) any breach of, or failure to perform, any agreement or covenant of Purchasers contained in this Agreement or any of the Related Documents, including, without limitation, all claims, losses and damages in connection with the Assumed Liabilities; or (c) any matter disclosed on any schedule hereto which is not an Excluded Liability (collectively, "Stockholder Losses") (Purchaser Losses and Stockholder Losses shall collectively be referred to as the "Losses").

         6.3 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Purchaser Indemnified Party" or "Stockholder Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

             (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Stockholder Losses or Purchaser Losses, as the case may be

(any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof, as well as information in reasonable detail with respect to such Claim (including copies of any summons, complaint or other pleadings received and any other related documentation). The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within twenty (20) business days after the Notifying Party's notice of such Claim (but, in all events, at least five
(5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing the Indemnified Party because of a conflict of interest), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. The Notifying Party shall cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event the Indemnifying Party fails or is not entitled to contest and defend a claim, the Notifying Party shall be entitled to contest, defend and settle such Claim.

             (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within thirty (30) days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, a representative of each of the Indemnifying Party and the Notifying Party (or their respective designees) shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such representatives or designees within sixty (60) days after the delivery of the Notifying Party's notice of such claim, such dispute (except for any such dispute which gives rise or could give rise to equitable relief under this Agreement) shall be resolved fully and finally in Chicago, Illinois by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within thirty (30) days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

          6.4 Limitation of Liability. Any monetary liability of the Stockholders to Purchasers pursuant to this Agreement, including any indemnity, shall be limited to a maximum amount of Fifteen Million Dollars ($15,000,000) in the aggregate. Each Stockholder shall share severally in and be limited to the proportionate share of any indemnity and any liability under this Agreement in proportion to such Stockholder's ownership of the Company immediately prior to the Closing. Payment of or set-off (to the extent permitted herein) with respect to any such obligations shall be subject to reaching a minimum aggregate obligation (a "Basket") of Two Hundred Fifty Thousand Dollars ($250,000), whereupon the entire aggregate amount of all obligations and liabilities shall be immediately due and payable to the extent that the amount thereof exceeds the Basket; provided, however, that neither such dollar limitation nor the Basket (although the indemnity shall remain several and proportionate as to each respective Stockholder) shall apply to any claim for Taxes or under ERISA; and further provided, that a Basket of One Hundred Twenty-Five Thousand Dollars ($125,000) shall apply to a breach of Section 3.5 hereof so long as the facts forming the basis for any such breach do not otherwise constitute any breach of another representation, warranty or agreement in this Agreement.

         6.5 Contingent Consideration Amount. The Company and Stockholders agree that, in addition to any other right or remedies available to Purchasers, Purchasers may set off against any Contingent Consideration owed Stockholders for any amounts owed Purchasers by the Stockholders under Section 6.1 of this Agreement, but any right of set-off shall specifically not be applicable to any payments made pursuant to any employment agreements with Stockholders. Any right to set-off against the Contingent Consideration shall be subject to final determination of liability in accordance herewith; provided, however, that the Company and Stockholders shall promptly pay in full or as otherwise required herein any undisputed amount of such obligation. The Stockholders may, at their election, satisfy any liability pursuant to this Article 6 by delivery of shares of Holdings Stock valued at fair market value.

                                    ARTICLE 7

                                   TERMINATION

         7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

             (a) by mutual written consent of Purchasers and the Stockholders;

             (b) by either Purchasers or the Stockholders if there has been a material misrepresentation or breach of warranty or breach of covenant on the part of the other party in the representations and warranties or covenants set forth in this Agreement and any such misrepresentation or breach, if capable of cure, is not cured within fifteen (15) days after written notice thereof to such other party, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby (other than as a result of any willful act or omission by the terminating party); or

             (c) by either Purchasers or the Stockholders if the transactions contemplated hereby have not been consummated by July 15, 2000 unless the terms hereof are extended by mutual agreement of the parties; provided that neither Purchasers nor the Stockholders shall be entitled to terminate this Agreement pursuant to this Subsection (c) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

          7.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void, and there shall be no liability on the part of either the Stockholders or Purchasers, except for willful breaches of this Agreement prior to the time of such termination and except for the provisions of Section 8.7.

         7.3 Effect of Closing. The Company and Purchasers shall be deemed to have waived their respective rights to terminate this Agreement upon the completion of the Closing.

                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

         8.1 Survival. Except as otherwise provided in this Agreement, the representations, warranties, covenants and agreements set forth in this Agreement or in any Related Document shall survive the Closing Date as provided herein and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of Purchasers or the Stockholders. The representations and warranties respecting title, Taxes and ERISA shall survive through the period of the relevant statute of limitations and all other representations, warranties, covenants and agreements set forth in this Agreement or in any Related Document shall survive through March 31, 2002.

         8.2 Mutual Assistance.

             (a) The Stockholders shall prepare or cause to be prepared and file or cause to be filed all Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Stockholders shall permit the Purchasers to review and comment on each such Return described in the preceding sentence prior to filing. The Stockholders shall include any income, gain, loss, deduction or other tax items for such periods on their Returns in a manner consistent with the Schedule K-1s prepared by the Stockholders for such periods. The Stockholders shall bear the expense of preparing such Returns.

             (b) The Purchasers, the Company and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filings of Returns pursuant to this Section 8.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Stockholders agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations

(and, to the extent notified by the Purchasers or the Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any tax authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

          8.3 Press Release and Announcements. No press release related to this Agreement or the transactions contemplated hereby, or other announcements to the customers or suppliers of the Company, shall be issued without the joint approval of Purchasers and the Stockholders. No other public announcement related to this Agreement or the transactions contemplated hereby shall be made by either party, except as required by law, in which event the parties shall consult as to the form and substance of any such announcement required by law.

          8.4 Expenses. Each party shall pay all of its expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement. Each respective Stockholder shall pay the cost of recording all documents necessary to place title to the Shares in the condition warranted by or required of such Stockholder by this Agreement. The Company shall pay the cost of recording all documents necessary to place title to the Purchased Assets in the condition warranted by or required of the Company by this Agreement.

          8.5 Further Assurances. After the Closing, the Company shall, and shall cause its affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchasers may reasonably request to effect, consummate, confirm or evidence the transfer to Purchasers of the Shares. Each Stockholder shall execute such documents as may be necessary to assist Purchasers (or their designees) in preserving or perfecting their rights in the Shares.

         8.6 Transition Assistance. From the date hereof and until five (5) years after the Closing, each Stockholder shall not in any manner take any action which is designed or intended to have the effect of disparaging or discrediting the Purchasers with customers, suppliers, lessors, employees, sales agents and other business associates.

         8.7 Confidentiality. If the transactions contemplated by this Agreement are not consummated, Purchasers shall maintain the confidentiality of all information and materials received by it reasonably designated by the Company as confidential, and Purchasers shall return to the Company or destroy any materials (and copies thereof) obtained from the Company in connection with the transactions contemplated hereby. Whether or not the transactions contemplated hereby are consummated, the Company and the Stockholders shall maintain the confidentiality of all information and materials regarding Purchasers and their affiliates, reasonably designated as confidential by Purchasers. If the transactions contemplated by this Agreement are consummated, the Company and the Stockholders shall maintain the confidentiality of all proprietary and other non-public information regarding the Shares, the Business and the Purchased Assets and shall turn over to Purchasers all such materials in their possession.

         8.8 Non-Compete: Non-Solicitation.

             (a) Although it is understood among the parties that each Stockholder desires to no longer engage in the Business other than as permitted by this Agreement or any other Related Document (including the Employment Agreements), as an additional inducement to Purchasers to enter into and to perform their obligations under this Agreement, each Stockholder agrees that, for a period of five (5) years after the Closing Date (the "Non-Competition Period"), such Stockholder shall not, in the United States or in any foreign country in which the Company currently does business, directly or indirectly, either for itself or any other person or entity, (i) carry on or be engaged in the Business or any other business which is in competition with the Business as existing on the date hereof, or (ii) solicit business from, or sell to, any of the Company's customers in the United States or in any foreign country in which the Company does business (the "Territory") or any other person, firm or corporation in the Territory to whom the Company has sold products within five
(5) years preceding the date of this Agreement where such solicitation or sale would involve the sale of products competitive with the Business. Notwithstanding anything herein to the contrary, in the event there is a conflict between this Section 8.8 and the non-compete provisions in the Employment Agreements or the provisions in this Section 8.8 are otherwise more restrictive than the provisions in the Employment Agreements, then the provisions in the Employment Agreements shall govern.

             (b) Each Stockholder agrees that for a period of five (5) years after the Closing, it shall not directly or indirectly offer employment to or hire any current or future employee of the Company without the prior written consent of Purchasers.

             (c) If, at the time of enforcement of this Section 8.8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

             (d) Each Stockholder recognizes and affirms that in the event of breach by it of any of the provisions of this Section 8.8 money damages would be inadequate and neither Purchasers nor any Stockholder would have any adequate remedy at law. Accordingly, each Stockholder and Purchasers agree that the other party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations under this
Section 8.8 by an action or actions for specific performance, injunction and/or other equitable relief without posting any bond or security to enforce or prevent any violations, whether anticipatory, continuing or future, of the provisions of this Section 8.8, including, without limitation, the extension of the Non-Competition Period by a period equal to (i) the length of the violation of this Section 8.8 plus (ii) the length of any court proceedings necessary to stop such violation. In the event of a breach or violation by a Stockholder of any of the provisions of this Section 8.8, the running of the Non-Competition Period, but not of any Stockholders' obligations under this Section 8.8, shall be tolled during the period during which the occurrence of any such breach or violation is investigated and during the continuance of any such breach or violation.

         8.9 Employees of Company. CBI agrees to offer, or cause the Company to continue the, employment of all current employees of the Company. In determining the level of benefits provided such persons, all of the employees shall be credited with their years of service with the Company to the maximum extent possible under Purchasers' existing policies and programs. All such offers of employment shall be on the terms and conditions established by the Company or Purchasers and shall be contingent upon employment commencing with the Company or Purchasers only following the Closing Date. Notwithstanding anything herein to the contrary, Purchasers agree to allocate and grant promptly following the Closing for distribution by the Stockholders to key professional staff employed in the Business who are not Stockholders (with the right to reallocate to such professional staff any forfeited options), options under Purchasers' stock option plan to purchase at least Fifty-Three Thousand Four Hundred (53,400) shares of Holdings Stock, which shall vest 20% per year over five (5) years beginning one year from the Closing Date. The Company and the Stockholders agree not to willfully discourage any individuals who are offered employment with the Company or Purchasers from accepting such employment with the Company or Purchasers.

                                    ARTICLE 9
                                  MISCELLANEOUS

         9.1 Amendment and Waives. This Agreement may be amended, and any provision of this Agreement may be waived; provided that, except as otherwise provided herein, any such amendment or waiver shall be binding on the Company and Stockholders only if such amendment or waiver is set forth in a writing executed by the Company and Stockholders and that any such amendment or waiver shall be binding upon Purchasers only if such amendment or waiver is set forth in a writing executed by Purchasers. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

         9.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested or delivered by a nationally recognized courier service. Notices, demands and communications to the Company, the Stockholders or Purchasers shall, unless another address is specified in writing in accordance herewith, be sent to the address indicated below:

               Notices to each                    Pearl Meyer
               Stockholder at the                 Diane D. Posnak
               following address:                 Steven E. Hall
                                                  Rhoda G. Edelman
                                                  Claude E. Johnston
                                                  David N. Swinford
                                                  Pearl Meyer & Partners, Inc.
                                                  445 Park Avenue
                                                  New York, New York 10022

                                        Phone:      (212) 644-2300
                                        Fax:        (212) 644-2320

          with a copy to:               Parker Chapin, LLP
                                        The Chrysler Building
                                        405 Lexington Avenue
                                        New York, New York 10174
                                        Attention:  Gary Simon, Esq.
                                        Phone:      (212) 704-6000
                                        Fax:        (212) 704-6288

          Notices to Purchasers:        Clark/Bardes Holdings, Inc.
                                        102 South Wynstone Park Drive
                                        North Barrington, Illinois 60010
                                        Attention:   Thomas M. Pyra
                                        Phone:       (847) 304-5800
                                        Fax:         (847) 304-5878

          with a copy to:               Vedder, Price, Kaufman & Kammholz
                                        222 North LaSalle Street
                                        Chicago, Illinois 60601
                                        Attention:   Stanley B. Block, Esq.
                                                     Lane R. Moyer, Esq.
                                        Phone:       (312) 609-7500
                                        Fax:         (312) 609-5005

         9.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, personal representatives, successors and permitted assigns (including all successors and assignees in the event of the Company's liquidation) as the case may be, but neither this Agreement nor any of the rights, interests or obligations hereunder of the Company and Stockholders shall be assignable by the Company and Stockholders without the prior written consent of Purchasers. Either Purchaser may assign its interest under this Agreement without restriction to any of its affiliates, existing as of the date hereof or in the future; provided that each Purchaser unconditionally guarantees to the Company and Stockholders at the time of such assignment the prompt and complete performance of all of such affiliates' obligations hereunder.

         9.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

          9.5 No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other persons other than the parties hereto and their respective successors, permitted assigns, heirs, legatees and personal representatives, as the case may be, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party, nor shall any provision give any third parties any right of subrogation or action over or against any party. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

         9.6 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

         9.7 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

         9.8 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         9.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

         9.10 Governing Law. The internal law, not the law of conflicts, of the State of Illinois shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

         9.11 Tax Consequences. No party specifically makes any representation or warranty of any kind or nature with respect to the tax consequences of the transactions contemplated by this Agreement to the other or the other's officers or directors.

         9.12 Remedies Cumulative. Except as set forth herein, all remedies of the parties provided herein shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other remedies available to the parties, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained herein.

                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.


PURCHASERS:                 CLARK/BARDES, INC.

                            By: /s/ THOMAS M. PYRA
                               ----------------------------------------------
                            Its:
                                ---------------------------------------------

                            CLARK/BARDES HOLDINGS, INC.

                            By: /s/ THOMAS M. PYRA
                               ----------------------------------------------
                            Its:
                                ---------------------------------------------

THE COMPANY:                PEARL MEYER & PARTNERS, INC.

                            By: /s/ PEARL MEYER
                               ----------------------------------------------
                            Its: President
                                ---------------------------------------------

STOCKHOLDERS:

                            /s/ PEARL MEYER
                            -------------------------------------------------
                            Pearl Meyer

                            /s/ DIANE D. POSNAK
                            -------------------------------------------------
                            Diane D. Posnak

                            /s/ STEVEN E. HALL
                            -------------------------------------------------
                            Steven E. Hall

                            /s/ RHODA G. EDELMAN
                            -------------------------------------------------
                            Rhoda G. Edelman

                            /s/ CLAUDE E. JOHNSTON
                            -------------------------------------------------
                            Claude E. Johnston

                            /s/ DAVID N. SWINFORD
                            -------------------------------------------------
                            David N. Swinford